CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Brian Casey

(248) 435-0015

brian.casey@arvinmeritor.com

ArvinMeritor Announces Exchange Offer for Up To $300 Million of Its 6.80% Senior Notes Due Feb. 15, 2009,

and 7.125% Senior Notes Due March 15, 2009

TROY, Mich. (Aug. 31, 2005) — ArvinMeritor, Inc. (NYSE: ARM) today announced an offer to exchange a new series of Senior Notes due Sept. 15, 2015 (the "New Notes") for up to $300 million of its outstanding $499 million 6.80 percent Senior Notes due Feb. 15, 2009 (CUSIP No. 59000G AA 8), and $150 million 7.125 percent Senior Notes due March 15, 2009 (CUSIP No. 043339 CA 6) (the "Old Notes”). Consummation of the exchange offer is subject to a number of conditions, including the absence of certain adverse legal and market developments and the valid tender of at least $100 million aggregate principal amount of the Old Notes prior to the expiration of the exchange offers.

The offering is only made, and copies of the offering documents will only be made available to, holders of Old Notes that have certified certain matters to the company, including their status as "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933 ("Eligible Holders"). An offering memorandum, dated today, will be distributed to Eligible Holders and is available to Eligible Holders through the information agent, Global Bondholder Services Corp. at (866) 470-4200 or (212) 430-3774.

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The following provides a brief summary of key elements of the exchange offer:

•

The exchange offer will expire at 12 midnight, (ET), on Sept. 28, 2005, unless extended or terminated. Tenders of Old Notes may be withdrawn at any time prior to 5 p.m., (ET), on Sept. 14, 2005, subject to extension.

•

The company is offering to exchange, for each $1,000 principal amount of Old Notes, a like principal amount of New Notes, and cash. The total exchange price will include an early participation payment, payable only to holders of Old Notes that tender their Old Notes at or before 5 p.m., (ET) on Sept. 14, 2005, subject to extension.

•	The total exchange price for the Old Notes is based on a fixed-spread pricing formula and will be calculated at 2 p.m., (ET), on Sept. 26, 2005.
•

The New Notes will mature on Sept. 15, 2015 and will bear interest at an annual rate, determined two business days prior to the expiration of the exchange offers, such that the new issue price will be at or below, but as close as possible to, par.

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 31,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.